3.  EXHIBIT 23





Independent Auditors' Consent




The Board of Directors
MedPlus, Inc.:

We consent to the incorporation by reference in the registration statements of MedPlus, Inc. and subsidiaries on Form S-8 (No. 33-94426) and Form S-3 (No. 333-20547) of our report dated February 28, 1997, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of MedPlus, Inc. and subsidiaries.


/s/ KPMG Peat Marwick LLP


Cincinnati, Ohio
March 27, 1997